EXHIBIT 23.2

CONSENT OF PETECH ENTERPRISES, INC.

We hereby consent to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Torchlight Energy Resources, Inc. for the year ended December 31, 2017 (the “Annual Report”). We hereby further consent to the inclusion in the Annual Report of estimated oil and gas reserves as of December 31, 2017, contained in our report dated January 30, 2018, and to the inclusion of such report as an exhibit to the Annual Report. We further consent to the incorporation by reference thereof into Torchlight Energy Resources, Inc.’s Registration Statements on Form S-1 (File Nos. 333-215586, 333-213732 and 333-208467), on Form S-8 (File No. 333-210812) and on Form S-3 (File No. 333-220181).

PETECH ENTERPRISES, INC.

By:	/s/ Amiel David, PE
Amiel David, PE #50970

Houston, Texas
March 13, 2018